[Letterhead of Debevoise & Plimpton LLP]

February 26, 2013

NCI Building Systems, Inc.

10943 North Sam Houston Parkway West

Houston, TX 77064

Ladies and Gentlemen:

We have acted as special counsel to NCI Building Systems, Inc., a Delaware corporation (the “Company”), in connection with the potential sale by certain shareholders of the Company of up to 54,136,818 shares (the “Shares”) of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). This opinion is furnished to you in connection with the Registration Statement on Form S-3 (File No. 333-186466) (the “Registration Statement”) of the Company filed with the Securities and Exchange Commission (the “Commission”) relating to the sale of the Shares after their issuance upon conversion of the shares of Series B Cumulative Convertible Participating Preferred Stock of the Company in accordance with the conversion provisions thereof as set forth in the Amended and Restated Certificate of Designations Preferences and Rights of Series B Cumulative Convertible Participating Preferred Stock of NCI Building Systems, Inc., dated May 8, 2012 (the “Certificate of Designations”) (the “Convertible Preferred Stock”).

In rendering the opinions expressed below, (a) we have examined and relied on the originals, or copies certified or otherwise identified to our satisfaction, of such agreements, documents and records of the Company and such other instruments and certificates of public officials, officers and representatives of the Company and others as we have deemed necessary or appropriate for the purposes of such opinions, (b) we have examined and relied as to factual matters upon, and have assumed the accuracy of, the statements made in the certificates of public officials, officers and representatives of the Company and others delivered to us and (c) we have made such investigations of law as we have deemed necessary or appropriate as a basis for such opinions. In rendering the opinions expressed below, we have assumed, with your permission, without independent investigation or inquiry, (i) the authenticity and completeness of all documents submitted to us as originals, (ii) the genuineness of all signatures on all documents that we examined, (iii) the conformity to authentic originals and completeness of documents submitted to us as certified, conformed or reproduction copies; and (iv) the legal capacity of all natural persons executing documents.

Based upon and subject to the foregoing and the assumptions, qualifications and limitations hereinafter set forth, we are of the opinion that the shares of Common Stock have been duly authorized and reserved for issuance upon conversion of the Convertible Preferred Stock by all necessary corporate action on the part of the Company and such shares of Common Stock, when issued upon such conversion in accordance with the terms of the Certificate of Designations, will be validly issued, fully paid and non-assessable under the laws of the State of Delaware.

Our opinions set forth above are subject to the effects of (i) bankruptcy, insolvency, fraudulent conveyance, fraudulent transfer, reorganization and moratorium laws, and other similar laws relating to or affecting enforcement of creditors’ rights or remedies generally, (ii) general equitable principles (whether considered in a proceeding in equity or at law) and (iii) concepts of good faith, reasonableness and fair dealing, and standards of materiality.

We express no opinion as to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware, as currently in effect.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Debevoise & Plimpton LLP

2